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                                                                     Exhibit 5.1



WNS (Holdings) Limited
22 Grenville Street
St Helier
Jersey JE4 8PX

31 July 2006

DRAFT

Our ref: 2021263\RAINJ\MdFJ\474072\5

Gentlemen,

WNS (HOLDINGS) LIMITED (THE "COMPANY")
REGISTRATION STATEMENT ON FORM S-8

We have acted as your counsel in connection with a registration statement on Form S-8 filed by WNS (Holdings) Limited, a company with limited liability incorporated under the laws of Jersey, Channel Islands (the "COMPANY") with the Securities and Exchange Commission ("SEC") in the United States on 27 July 2006 (the "S8 REGISTRATION STATEMENT"), for the registration under the United States Securities Act of 1933, as amended, of up to 3,965,776 ordinary shares in the capital of Company with a par value of 10 pence per share (the "2002 PLAN SHARES") in the form of American Depositary Shares ("ADS") of the Company issuable pursuant to the Company's 2002 Stock Incentive Plan (as amended) (the "2002 PLAN") and a further 3,000,000 ordinary shares in the capital of Company with par value 10 pence per share (the "2006 PLAN SHARES") in the form of ADS of the Company issuable pursuant to the Company's 2006 Incentive Award Plan (the "2006 PLAN"). Each ADS issuable pursuant to the 2002 Plan and the 2006 Plan represents the right to receive one ordinary share in the capital of the Company with a par value of 10 pence per share (an "ORDINARY SHARE").

DOCUMENTS EXAMINED

In connection with the issue of the 2002 Plan Shares and the 2006 Plan Shares and the S8 Registration Statement, we have examined copies of the following in the form delivered to us by the Company:

o    the 2002 Plan;

o    the 2006 Plan;

o the F1 Registration Statement (Amendment No.2) filed by the Company with the SEC on 25 July 2006;

o    a draft of the S8 Registration Statement;

o the current memorandum and articles of association of the Company, as confirmed to us by a director (the "CURRENT MEMORANDUM AND ARTICLES OF ASSOCIATION");


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31 July 2006

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o    the new memorandum of association and new articles of association of the
     Company which are expected to come into force on 31 July 2006 (the "NEW MEMORANDUM AND ARTICLES OF ASSOCIATION");

o minutes of board meetings of the Company held on 3 July 2002, 27 March 2003, 17 July 2003, 16 December 2003, 5 May 2004, 25 August 2004, 16
     December 2004, 4 May 2005, 14 July 2005, 18 October 2005, 13 December 2005,
     15 May 2006, 28 March 2006 and 27 April 2006 and minutes of the compensation committee of the Company held on 18 October 2005 and 20 February 2006 whereby the directors resolved, inter alia, that the 2002 Plan should be adopted and implemented and that the Company should grant options over up to 6,082,042 ordinary shares in the Company pursuant to the 2002 Plan;

o the minutes of an extraordinary general meeting of the shareholders of the Company held on 22 May 2006;

o the minutes of an extraordinary general meetings of the shareholders of the Company held on 1 June 2006 at which, inter alia, the shareholders resolved to approve and adopt the 2006 Plan;

o minutes of board meetings of the Company held on 15 May 2006 and 26 July 2006 whereby the directors resolved, inter alia, that the 2006 Plan should be adopted and implemented and that the Company should allot and issue up to, inter alia, 3,000,000 ordinary shares in connection with any awards granted by the Company pursuant to the 2006 Plan.

ASSUMPTIONS / RELIANCE ON DIRECTORS

In all such examinations and in giving the opinions expressed herein, we have assumed the genuineness of all signatures, the authenticity, completeness and accuracy of all documents, certificates and instruments submitted to us and the conformity with originals of all documents submitted to us as copies.

We have further assumed that:

(a) all options and awards in respect of Ordinary Shares granted or to be granted under the 2002 Plan and the 2006 Plan have been or will be duly granted by the Company's board of directors in a manner consistent with their fiduciary duties;

(b) to the extent options or awards in respect of Ordinary Shares made or to be made under the 2002 Plan and the 2006 Plan have been or will be granted to persons other than employees of the Company or its subsidiaries, appropriate financial assistance whitewash procedures have been or will be followed as may be necessary for the grant of such options or awards;

(c) options or awards in respect of Ordinary Shares made under the 2002 Plan and the 2006 Plan which are exercisable for shares will be exercisable for Ordinary Shares only and not for any other class of shares in the Company; and

(d) that the resolutions passed at the board meetings, committee meetings and shareholders' meetings referred to above have not been rescinded or modified and they remain in full force and effect


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31 July 2006

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and that no other resolution or other action has been taken which may affect the validity of such resolutions.

In giving the opinions as to Jersey law expressed herein, we have also considered certain matters of fact. With your consent, we have relied upon certificates and other assurances of directors, officers or shareholders of the Company and others as to such matters of fact, without having independently verified such factual matters.

OPINIONS

Strictly limited to Jersey law and based on and subject to the foregoing and to matters not disclosed to us, it is our opinion that:

(a) Upon the issuance of the 2002 Plan Shares in accordance with the New Memorandum and Articles of Association of the Company against the payment from the relevant option holder of all sums due in respect of his or her option and upon the entry of the relevant option holder as a holder of Ordinary Shares in the register of members of the Company, the 2002 Plan Shares will be validly issued, fully paid and non-assessable provided that the grant of each option was duly authorised by the Company and that each option was granted and will be exercised in accordance with the terms of the 2002 Plan. By "non-assessable" we mean that no further sums shall be payable by a shareholder in respect of the acquisition of a 2002 Plan Share pursuant to an award made under the 2002 Plan; and

(b) Upon the issuance of the 2006 Plan Shares in accordance with the New Memorandum and Articles of Association of the Company against the payment from the relevant award holder of all sums due in respect of his or her award and upon the entry of the relevant award holder as a holder of Ordinary Shares in the register of members of the Company, the 2006 Plan Shares will be validly issued, fully paid and non-assessable provided that the grant of each award was or will be duly authorised by the Company and that each award was or will be granted and will be exercised in accordance with the terms of the 2006 Plan. By "non-assessable" we mean that no further sums shall be payable by a shareholder in respect of the acquisition of a 2006 Plan Share pursuant to an award made under the 2006 Plan.

CONSENT

We consent to the filing of this opinion as an exhibit to the Registration Statement.

JERSEY LAW

This opinion is limited to matters of and is interpreted in accordance with Jersey law as at the date hereof and we express no opinion with respect to the laws of any other jurisdiction.


Yours faithfully

/s/ Mourant du Feu & Jeune


MOURANT DU FEU & JEUNE